Exhibit 99.1

March 13, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

This letter is written in response to the requirement of Rule 12b-25(c) under the Securities Exchange Act of 1934 and in satisfaction of item (c) of Part II of Form 12b-25.

We are the independent auditors of C1 Fund, Inc. (the “Registrant”). The Registrant has stated in Part III of its filing on Form 12b-25 that it is unable to timely file, without unreasonable effort or expense, its Annual Report on Form N-CEN for the period ended December 31, 2025 because the Registrant requires additional time to complete documentation relating to valuation and accounting for its investments and to finalize the related financial statements and our Firm has not yet completed our audit of the financial statements of the Registrant for the period ended December 31, 2025 and is therefore unable to furnish the required opinion on such financial statements.

We hereby advise you that we have read the statements made by the Registrant in Part III of its filing on Form 12b-25 and agree with the statements made therein.

Very truly yours,

/s/ BDO USA, P.C.